PMA Capital
A Specialty Risk Management Company

[GRAPHIC OMITTED]

Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release:   Immediate
Contact:          William Hitselberger
                          (215) 665-5046

PMA Capital Announces Third Quarter 2004 Results

Philadelphia, PA, October 28, 2004 — PMA Capital (NASDAQ: PMACA) today announced financial results for the third quarter and nine months ended September 30, 2004. For the third quarter, results were essentially breakeven, compared to a net loss of $96.4 million, or $3.08 per share, for the same period last year. PMA Capital had net income of $12.1 million, or 38 cents per diluted share, for the first nine months of 2004, compared to a net loss of $73.5 million, or $2.35 per share, for the same period last year.

Included in results for the third quarter and the first nine months of 2004 were after-tax net realized investment gains of $2.3 million, or 8 cents per diluted share, and $9.3 million, or 26 cents per diluted share, compared to $905,000, or 3 cents per share, and $6.6 million, or 21 cents per share, for the same periods last year. Results for the third quarter of 2004 include after-tax losses of $1.8 million, or 6 cents per share, from hurricanes Charley, Frances, Ivan and Jeanne. Results for the first nine months of 2004 also include after-tax charges of $3.4 million, or 9 cents per diluted share, to purchase reinsurance covering potential adverse loss development at the Run-off Operations. Results for 2003 include an after-tax charge of $97.5 million, or $3.11 per share, to increase loss reserves for our reinsurance business at September 30, 2003 and a charge of $24 million, or 77 cents per share, to record a valuation allowance on our deferred tax asset.

Consolidated revenues for the third quarters of 2004 and 2003 were $125.5 million and $316.2 million, respectively. For the first nine months of 2004, revenues were $502.9 million, compared to $931.9 million for the same period in 2003. The lower revenues for the quarter and year-to-date periods reflect lower net premiums earned due to our fourth quarter 2003 withdrawal from the reinsurance business and, to a lesser extent, the impact of the B++ financial strength rating on The PMA Insurance Group.

Vincent T. Donnelly, President and Chief Executive Officer commented, “Thus far, 2004 has been a transition year for PMA Capital. Despite the challenges of reduced premium writings, we have remained profitable on a year-to-date basis. Our withdrawal from the reinsurance business continues in an orderly matter, and we continue to take the necessary steps in an effort to restore The PMA Insurance Group’s A- A.M. Best financial strength rating.”

Mr. Donnelly continued, “Earlier this month, we initiated an exchange offer for our convertible debt in order to refinance our existing Convertible Debentures with new Convertible Debentures with a later put date. We believe that this transaction will improve our financial flexibility, and will benefit us as we work to improve the financial strength ratings of The PMA Insurance Group as well as our debt ratings. Based on discussions with certain of the existing debenture holders, we believe that the amended terms are acceptable to a significant majority of the existing debenture holders, subject to review of the offer documents.”

Financial Condition
Total assets were $3.5 billion as of September 30, 2004, compared to $4.2 billion as of December 31, 2003. Shareholders’ equity was $458.1 million as of September 30, 2004, compared to $463.7 million as of December 31, 2003. Book value per share was $14.46 as of September 30, 2004, compared with $14.80 as of December 31, 2003. The decreases in shareholders’ equity and book value per share are primarily due to lower net unrealized holding gains on fixed maturities. Net unrealized holding gains were $15.4 million, or 48 cents per share, as of September 30, 2004, compared to $31.4 million, or $1.00 per share, at year-end 2003, mainly due to higher market interest rates. Total outstanding debt was $187.6 million as of September 30, 2004 and December 31, 2003. At September 30, 2004, we had $17.1 million in cash and short-term investments at the holding company.

The statutory surplus of The PMA Insurance Group was $294.6 million at September 30, 2004, after giving effect to a $12 million dividend paid to PMA Capital Corporation in September 2004, compared to $296.8 million at December 31, 2003. The PMA Insurance Group has the ability to pay $11 million in dividends for the remainder of 2004 without the prior approval of the Pennsylvania Insurance Commissioner. The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, was $236.4 million at September 30, 2004, compared to $500.6 million at December 31, 2003. The statutory surplus of PMACIC at December 31, 2003 included $296.8 million of statutory surplus from the insurance subsidiaries comprising The PMA Insurance Group.

Segment Operating Results
Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations. A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2004	2003	2004	2003

Pre-tax operating income (loss):
The PMA Insurance Group	$3,537	$7,345	$12,905	$22,523
Run-off Operations (1)	(2,115)	(113,701)	7,455	(92,082)
Corporate & Other	(4,982)	(6,228)	(15,800)	(16,403)
Net realized investment gains	3,515	1,392	14,363	10,198

Pre-tax income (loss)	(45)	(111,192)	18,923	(75,764)
Income tax expense (benefit)	29	(14,786)	6,780	(2,227)

Net income (loss)	$(74)	$(96,406)	$12,143	$(73,537)

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The PMA Insurance Group
The PMA Insurance Group reported pre-tax operating income of $3.5 million and $12.9 million for the third quarter and first nine months of 2004, compared to $7.3 million and $22.5 million for the same periods last year, primarily reflecting lower underwriting results.

Net premiums written were $97.6 million for the third quarter of 2004, compared with $149.1 million for the third quarter of 2003. Net premiums written were $314.9 million for the first nine months of 2004, compared with $462.8 million for the same period last year. The lower net premiums are primarily a result of the A.M. Best financial strength rating downgrade to B++ in November 2003. Our renewal retention rate on existing workers’ compensation accounts was 62% in the first nine months of 2004. New business production continued in 2004, although at a lower rate than in 2003. The PMA Insurance Group continues to obtain price increases in all of its commercial lines of business, although at lower rates of increase than in 2003. Average rate increases for workers’ compensation business were approximately 6% so far in 2004.

The combined ratio on a GAAP basis in 2004 was 105.5% for the third quarter and 104.5% for the first nine months of 2004, compared to 101.3% and 101.5% for the same periods last year. Losses from the third quarter hurricanes totaled $1 million, which added 1.0 point and 0.3 points to the combined ratios for the third quarter and first nine months of 2004, respectively. In addition, the increases in the combined ratio primarily reflect a higher total expense ratio and, to a lesser extent, a higher current accident year loss ratio. Overall loss trends in workers’ compensation are rising modestly ahead of price increases, with medical inflation being the largest driver of these loss trends. We estimate medical cost inflation, which is the primary reason for increasing loss costs in 2004, to be approximately 11%.

Net investment income was essentially flat for the third quarter and first nine months of 2004, compared to the same periods of 2003, reflecting a higher average invested asset base, offset by lower yields on the portfolio.

Run-off Operations
Results of the Run-off Operations are driven principally by underwriting results from our former PMA Re operating segment. Run-off Operations also includes the results of our former excess and surplus lines business.

The Run-off Operations recorded a pre-tax operating loss of $2.1 million for the third quarter and pre-tax operating income of $7.5 million for the first nine months of 2004, compared to pre-tax operating losses of $113.7 million and $92.1 million for the same periods in 2003. Results for the third quarter of 2004 include $1.7 million of hurricane losses and $1.2 million for the reinsurance agreement covering potential adverse loss development, partially offset by a $1.2 million gain on the sale of our remaining ownership in Cathedral Capital PLC, a Lloyd’s of London managing general agency. Year-to-date 2004 results include charges of $5.2 million for the reinsurance agreement covering potential adverse loss development, partially offset by gains of $2.5 million from the sales of our ownership interest in Cathedral Capital PLC. Pre-tax operating results for 2003 reflect the $150 million ($97.5 million after-tax) third quarter reserve charge associated mainly with accident years 1997 to 2000.

Results for the Run-off Operations for the first nine months of 2004 will not be indicative of results for the remainder of 2004 due to our expectation that earned premiums will decrease significantly in the fourth quarter of 2004, compared to the first nine months, and due to the unpredictability of the impact of future commutations. Through the first nine months of 2004, the Run-off Operations have commuted or novated policies which have reduced loss reserves by $202 million.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.0 million and $15.8 million for the three and nine months ended September 30, 2004, respectively, compared to pre-tax operating losses of $6.2 million and $16.4 million for the same periods last year, reflecting lower operating expenses, partially offset by higher interest expense for the first nine months of 2004. Interest expense for the first nine months of 2004 increased by $1.9 million over the comparable period last year, primarily due to a higher average amount of debt outstanding in 2004, compared with last year.

Conference Call with Investors
As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, October 29th to review our third quarter 2004 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay

800-260-8140 (Domestic)	888-286-8010 (Domestic)
617-614-3672 (International)	617-801-6888 (International)
Passcode 90452435	Passcode 87826044

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, October 29th until 11:59 p.m. Eastern Time on Tuesday, November 30th.

Quarterly Statistical Supplement
Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com .. You may also obtain a copy of this supplement by sending your request to:

     PMA Capital Corporation
     1735 Market Street
     Philadelphia, PA 19103
     Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated October 28, 2004. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•

our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•

The PMA Insurance Group’s ability to have its former “A-” A.M. Best financial strength rating restored and the effect of its present “B++” A.M. Best rating on its premium writings and profitability as well as the adverse impact of any potential future downgrade of its rating;

•	the lowering or loss of one or more of our debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•

our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities;
•	the outcome of the Convertible Debenture exchange offer; and
•	other factors or uncertainties disclosed from time to time in our filings with the SEC.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended September 30,
(dollars in thousands)	2004	2003

Net premiums written:
The PMA Insurance Group	$97,637	$149,130
Run-off Operations (1)	(13,884)	136,381
Corporate and Other	(186)	(228)

Consolidated net premiums written	$83,567	$285,283

Revenues:
Net premiums earned:
The PMA Insurance Group	$103,032	$141,967
Run-off Operations (1)	1,364	151,743
Corporate and Other	(186)	(228)

Consolidated net premiums earned	104,210	293,482
Net investment income	13,238	17,167
Realized gains	3,515	1,392
Other revenues	4,505	4,147

Consolidated revenues	$125,468	$316,188

Components of net loss:
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$3,537	$7,345
Run-off Operations (1)	(2,115)	(113,701)
Corporate and Other	(4,982)	(6,228)
Realized gains	3,515	1,392

Pre-tax loss	(45)	(111,192)
Income tax expense (benefit)	29	(14,786)

Net loss	$(74)	$(96,406)

Weighted average common shares outstanding
Basic	31,350,825	31,328,965
Diluted	31,350,825	31,328,965

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Nine months ended September 30,
(dollars in thousands)	2004	2003

Net premiums written:
The PMA Insurance Group	$314,885	$462,809
Run-off Operations (1)	(69,386)	464,596
Corporate and Other	(561)	(608)

Consolidated net premiums written	$244,938	$926,797

Revenues:
Net premiums earned:
The PMA Insurance Group	$352,970	$392,558
Run-off Operations (1)	76,418	461,224
Corporate and Other	(561)	(608)

Consolidated net premiums earned	428,827	853,174
Net investment income	44,803	52,592
Realized gains	14,363	10,198
Other revenues	14,923	15,913

Consolidated revenues	$502,916	$931,877

Components of net income (loss):
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$12,905	$22,523
Run-off Operations (1)	7,455	(92,082)
Corporate and Other	(15,800)	(16,403)
Realized gains	14,363	10,198

Pre-tax income (loss)	18,923	(75,764)
Income tax expense (benefit)	6,780	(2,227)

Net income (loss)	$12,143	$(73,537)

Weighted average common shares outstanding
Basic	31,342,854	31,328,936
Diluted	36,903,965	31,328,936

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share data)	September 30, 2004	December 31, 2003

Assets:
Investments and cash:
Fixed maturities available for sale	$1,381,788	$1,854,555
Short-term investments	98,761	151,332
Short-term investments, loaned securities collateral	96,606	6,300
Cash	48,046	28,963

Total investments and cash	1,625,201	2,041,150

Accrued investment income	16,407	20,870
Premiums receivable	219,111	364,125
Reinsurance receivables	1,170,004	1,220,320
Deferred income taxes	80,541	76,962
Deferred acquisition costs	37,800	83,975
Funds held by reinsureds	111,840	124,695
Other assets	219,536	255,861

Total assets	$3,480,440	$4,187,958

Liabilities:
Unpaid losses and loss adjustment expenses	$2,179,900	$2,541,318
Unearned premiums	193,221	403,708
Debt	187,566	187,566
Accounts payable, accrued expenses
and other liabilities	254,467	314,830
Funds held under reinsurance treaties	104,101	262,105
Dividends to policyholders	6,424	8,479
Payable under securities loan agreements	96,614	6,285

Total liabilities	3,022,293	3,724,291

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	223,519	216,115
Accumulated other comprehensive income	885	19,622
Notes receivable from officers	--	(65)
Treasury stock, at cost	(45,474)	(52,426)
Unearned restricted stock compensation	(1,204)	--

Total shareholders' equity	458,147	463,667

Total liabilities and shareholders' equity	$3,480,440	$4,187,958

Shareholders' equity per share	$14.46	$14.80

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(in thousands, except per share data)	2004	2003

Gross premiums written	$100,013	$352,380

Net premiums written	$83,567	$285,283

Revenues:
Net premiums earned	$104,210	$293,482
Net investment income	13,238	17,167
Net realized investment gains	3,515	1,392
Other revenues	4,505	4,147

Total revenues	125,468	316,188

Expenses:
Losses and loss adjustment expenses	80,706	335,789
Acquisition expenses	24,087	63,221
Operating expenses	16,942	23,327
Dividends to policyholders	805	2,090
Interest expense	2,973	2,953

Total losses and expenses	125,513	427,380

Pre-tax loss	(45)	(111,192)

Income tax expense (benefit):
Current	(117)	(221)
Deferred	146	(14,565)

Total income tax expense (benefit)	29	(14,786)

Net loss	$(74)	$(96,406)

Net loss per share:
Basic	$--	$(3.08)

Diluted	$--	$(3.08)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,
(in thousands, except per share data)	2004	2003

Gross premiums written	$282,322	$1,133,973

Net premiums written	$244,938	$926,797

Revenues:
Net premiums earned	$428,827	$853,174
Net investment income	44,803	52,592
Net realized investment gains	14,363	10,198
Other revenues	14,923	15,913

Total revenues	502,916	931,877

Expenses:
Losses and loss adjustment expenses	310,367	731,448
Acquisition expenses	96,290	191,656
Operating expenses	65,284	71,421
Dividends to policyholders	3,180	6,180
Interest expense	8,872	6,936

Total losses and expenses	483,993	1,007,641

Pre-tax income (loss)	18,923	(75,764)

Income tax expense (benefit):
Current	272	--
Deferred	6,508	(2,227)

Total income tax expense (benefit)	6,780	(2,227)

Net income (loss)	$12,143	$(73,537)

Net income (loss) per share:
Basic	$0.39	$(2.35)

Diluted	$0.38	$(2.35)